EXHIBIT 1.A.(5)(b)

[GRAPHIC OMITTED]

                             CERTIFICATE OF COVERAGE

PRUDENTIAL CERTIFIES THAT THE INSURANCE IS PROVIDED ACCORDING TO GROUP CONTRACT NO. [GV-XXXXX] FOR EACH INSURED [EMPLOYEE].

CONTRACT HOLDER:  PRUDENTIAL GROUP LIFE INSURANCE TRUST

EMPLOYER:         [THE A.B.C. COMPANY]

INSURED [EMPLOYEE]: You are eligible to become insured under the Group Contract if You are in the Covered Classes of the Certificate's Specifications Page. The Effective Date of Your Insurance, Your coverage amounts and Your Beneficiary for Employee Death Benefits are shown in the Certificate's Specifications Page.

                        VARIABLE UNIVERSAL LIFE INSURANCE

The terms of the Group Contract that mainly affect the Insurance are summarized in this Certificate. A Certificate issued to the [Employee] replaces any Certificate(s) issued before for the Coverage summarized. All benefits are subject in every way to the Group Contract. It alone forms the agreement under which payment of Insurance is made.

RIGHT TO EXAMINE THIS CERTIFICATE: You may return this Certificate to Prudential, for any reason, within 10 days after You receive it. If You return it within this period, the Insurance will be void from its Effective Date, and we will refund Your contributions. Unless otherwise required by applicable law, the amount refunded will depend on the performance of the investments as if no charges had been made. But, if applicable law so requires, You will receive a refund of all contributions made (less any Certificate Fund debt or withdrawal) with no adjustment for performance of the investments. Under Group Contracts subject to state laws that require a full return of contributions, contributions will be invested in the Money Market Fund during the first 20 days after the Certificate's Effective Date. During that period, Prudential reserves the right to limit contributions.

THE DEATH BENEFIT MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LEVEL OF MORTALITY CHARGES MADE.

89759
CTC 8100                                                                   [A]

BUT IT WILL NOT BE LESS THAN THE FACE AMOUNT SHOWN PLUS THE AMOUNT OF ANY EXTRA BENEFIT, IF THE COVERED PERSON'S INSURANCE IS NOT IN DEFAULT AND THERE IS NO CERTIFICATE FUND DEBT OR WITHDRAWAL.

THE CERTIFICATE FUND VALUE MAY INCREASE OR DECREASE DAILY DEPENDING ON THE PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LEVEL OF MORTALITY CHARGES MADE. THERE IS NO GUARANTEED MINIMUM.

                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


89759
CTC 8100                                                                    [B]

TABLE OF CONTENTS

Cover Page .................................................................  x

Specifications Page.........................................................  x

Table of Corridor Percentages...............................................  x

Schedule of Charges.........................................................  x

Who is Eligible to Become Insured...........................................  x

When You Become Insured.....................................................  x

Variable Universal Life Coverage............................................ xx

[Option to Accelerate Payment of Certain Death Benefits..................... xx

 Seatbelt Benefit........................................................... xx

Additional Provisions for Dependents Term Life Insurance.................... xx

Additional Provisions for Accidental Death and Dismemberment Insurance...... xx

Applicant Owner Rules....................................................... xx]

General Information

  Beneficiary Rules......................................................... xx
  Mode of Settlement Rules.................................................. xx
  Incontestability.......................................................... xx
  Claim Rules............................................................... xx
  Limits on Assignments..................................................... xx
  Definitions............................................................... xx

When Your Insurance Ends.................................................... xx

89759
BTC 8100

                               SPECIFICATIONS PAGE

            (Made a part of the Certificate [as of January 1, 19XX])

CONTRACT HOLDER: The Trustee of the Prudential Life Insurance Trust

INCLUDED EMPLOYER:  [The A.B.C. Company]

PREMIUM DUE DATE: [The first day of each month after January 1, 19XX]

CONTRACT ANNIVERSARY: [January 1 of each year, beginning in 19XX]

[EMPLOYEE: John A. Doe]

EFFECTIVE DATE OF CERTIFICATE: [January 1, 19XX]

[DEPENDENTS COVERAGE APPLIES: Yes

COVERED DEPENDENT SPOUSE: Mary K. Doe

COVERED DEPENDENT CHILD(REN): Richard A. Doe]

[BENEFICIARY FOR EMPLOYEE DEATH BENEFITS: Mary K. Doe, Wife]

PRUDENTIAL'S ADDRESS: The Prudential Insurance Company of America
                      [56 Livingston Avenue
                      Roseland, New Jersey  07068]

                       ***********************************

COVERED CLASSES: [All Employees of the A.B.C. Company who are (i) less than age 75; and (ii) have not exchanged their existing Group Variable Life Insurance Coverage for fixed paid-up insurance on the life of the Covered Person, with all or part of the Cash Surrender value, within 24 months of the Employee's date of eligibility.]

89759
BSB 8100                                                                   [A]

YOU SHOULD KNOW...

o The Variable Universal Life Coverage described in this Certificate is available to You if You are included in the Covered Classes named above. The Group Contract's rules for becoming insured are summarized in the When You Become Insured Section.

o The Variable Universal Life Coverage is described more fully on later pages of this Certificate. Please read those pages carefully. They show when benefits are or are not payable under the Group Contract. They also outline when Your Insurance ends and the conditions, limitations and exclusions that apply to the Coverage[s].

o A Definitions section is included in this Certificate. Many of the terms used in this Certificate are defined in that section.

o This Certificate provides life insurance with flexible premium payments [after the first two years].

o Cash values may increase or decrease, based on performance of the variable investment options. No guarantee applies to cash values, except those in the Fixed Account.

o    [This Certificate includes the following additional insurance benefits:
     Option to Accelerate Payment of Certain Death Benefits under Variable Universal Life Insurance, Seatbelt Benefit, Dependents Term Life Insurance and Accidental Death and Dismemberment Insurance].

VARIABLE UNIVERSAL LIFE COVERAGE

[EMPLOYEES AND DEPENDENTS COVERAGE]

FACE AMOUNT OF INSURANCE:

  [Employee's Face Amount     An amount equal to the lesser of (1) or (2),
                              less (3):

                              (1) 100% of Your annual Earnings. If this amount
                                  is not a multiple of $1,000, it will be
                                  rounded to the next higher multiple of $1,000

                              (2) $1,000,000.

89759
BSB  8100                                                                   [B]

                              (3) The amount of any increase in the Covered
                                  Person's Face Amount, if You exchange the amount of such increase, within 24 months following the effective date of such increase, for Universal Life Coverage offered by the Employer.

  Spouse's Face Amount        An amount equal to the lesser of (1) or (2),
                              less (3):

                              (1) 100% of Your annual Earnings. If this amount
                                  is not a multiple of $1,000, it will be
                                  rounded to the next higher multiple of
                                  $1,000

                              (2) $1,000,000.

                              (3) The amount of any increase in the Covered
                                  Person's Face Amount, if You exchange the amount of such increase, within 24 months following the effective date of such increase, for Universal Life Coverage offered by the Employer.

  The Definitions explains what "Earnings" means.

  Amount Limitation -- On the earliest to occur of (i) a Covered Person attaining age 70 or more or (ii) the tenth anniversary of the effective date of the Covered Person's coverage, the Covered Person's amount of insurance will be limited. It will be equal to the greater of five times the Covered Person's Certificate Fund; or $25,000. In no event will the Covered Person's amount of Insurance exceed the Covered Person's death benefit on the date of attainment of age 70.

  Maximum Increase in Face Amount -- $XX,XXX

  Minimum Face Amount -- $XX,XXX]

[INITIAL] MONTHLY CONTRIBUTION -- [$XX.XX]

MINIMUM LUMP SUM CONTRIBUTION -- [$XXX.XX]

89759
BSB 8100                                                                    [C]

LIST OF INVESTMENT OPTIONS --


                                            Fund
Option                                      Portfolio               Valuation Date
------                                      ---------               --------------
[Prudential Series Fund, Inc.               Money Market            The Valuation Date
                                            Diversified Bond        for all portfolios is
                                            Flexible Managed        the end of each
                                            Stock Index             Business Day
                                            Equity Income
                                            Equity
                                            Prudential Jennison
                                            Global

Janus Aspen Series                          Growth

T. Rowe Price International Series, Inc.    International Stock

TCI Portfolios, Inc.                        TCI Value

Warburg Pincus Trust                        Post-Venture Capital        ]

ALLOCATION OF CONTRIBUTION AMOUNTS --

Option                                                 Percentage
------                                                 ----------
[The Prudential Series Fund, Inc.:
  Money Market                                         50%
  Stock Index                                          20%
Janus Aspen Series:
  Growth                                               10%
Warburg Pincus Trust:
  Post-Venture Capital                                 20%]

ASSIGNMENTS: [All assignments are allowed.]

[DEPENDENTS TERM LIFE INSURANCE UNDER VARIABLE UNIVERSAL LIFE COVERAGE

AMOUNT OF INSURANCE:

   Covered Children:    $   X,XXX

ASSIGNMENTS: All assignments are allowed.

89759
BSB 8100                                                                    [D]

ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE UNDER VARIABLE UNIVERSAL LIFE COVERAGE

EMPLOYEE AND DEPENDENT SPOUSE COVERAGE

AMOUNT OF INSURANCE: An amount equal to the Covered Person's Face Amount of Variable Universal Life Insurance.

ASSIGNMENTS: All assignments are allowed.]

                     ---------------------------------------

[WHEN YOU HAVE A CLAIM

Each time a claim is made, it should be made without delay. Use a claim form and follow the instructions on the form. If You do not have a claim form, contact Your Employer or Prudential.]

                    ----------------------------------------


[THIS SPECIFICATIONS PAGE REPLACES, AS OF JULY 1, 19XX, ANY PRIOR SPECIFICATIONS PAGE ISSUED TO YOU WITH RESPECT TO THE COVERAGE SUMMARIZED.]

89759
BSB 8100                                                                    [E]

SCHEDULE OF CHARGES AND EXPENSES

EXPENSE CHARGES -- From each contribution paid by You, Prudential deducts the sum of:

(1) An amount equal to [X.X%] of the contribution to cover state and local premium taxes; and

(2) an amount equal to [X.X%] of the contribution to cover applicable federal taxes[; and

(3) a sales charge equal to X.X% of the contribution, and such charge will not exceed X.X% of the contribution.

From the balance, Prudential deducts a per-payment processing charge of up to $X.XX, and such charge will not exceed $X.XX].

The charges described in (1) and (2) above may be changed if the cost of Prudential's taxes related to premium change. You will be notified about the amount of any change in the above Expense Charges.

MONTHLY ADMINISTRATION CHARGE -- The monthly administration charge will be [$X.XX], and such charge will not exceed [$X.XX].

89759
CHS 8100                                                                    [A]

                          TABLE OF CORRIDOR PERCENTAGES

                  (FOR DETERMINING A PERSON'S INSURANCE AMOUNT)

PERSON'S                                 PERSON'S
ATTAINED AGE      PERCENT                ATTAINED AGE     PERCENT

0 to 40            250%                      70            115%
41                 243%                      71            113%
42                 236%                      72            111%
43                 229%                      73            109%
44                 222%                      74            107%
45                 215%                      75            105%
46                 209%                      76            105%
47                 203%                      77            105%
48                 197%                      78            105%
49                 191%                      79            105%
50                 185%                      80            105%
51                 178%                      81            105%
52                 171%                      82            105%
53                 164%                      83            105%
54                 157%                      84            105%
55                 150%                      85            105%
56                 146%                      86            105%
57                 142%                      88            105%
58                 138%                      89            105%
59                 134%                      90            105%
60                 139%                      91            104%
61                 128%                      92            103%
62                 126%                      93            102%
63                 124%                      94            101%
64                 122%                      95            100%
65                 120%                      96            100%
66                 119%                      97            100%
67                 118%                      98            100%
68                 117%                      99            100%
69                 116%


89759
TCP 8100                                                                    [A]

WHO IS ELIGIBLE TO BECOME INSURED

[FOR EMPLOYEE INSURANCE

YOU ARE ELIGIBLE FOR EMPLOYEE INSURANCE WHILE:

o    You are less than age 75; and

o    You are in a Covered Class; and

o You have not, within 24 months of your date of Eligibility, enrolled under the Universal Life Coverage offered by the Employer.

YOU ARE FULL-TIME if You are regularly working for the Employer at least the number of hours in the Employer's normal full-time work week for Your class, but not less than 30 hours per week.

YOUR CLASS is determined by the Employer. This will be done under its rules, on dates it sets. The Employer may not discriminate among persons in like situations. You cannot belong to more than one class for Insurance under the Coverage. "Class" means Covered Class, Benefit Class or anything related to work, such as position or earnings which affects the Insurance available.

THIS APPLIES IF YOU ARE AN EMPLOYEE OF MORE THAN ONE EMPLOYER INCLUDED UNDER THE GROUP CONTRACT: For the Insurance, You will be considered an Employee of only one of those employers. Your service with the others will be treated as service with that one.

The rules for obtaining Employee Insurance are in the When You Become Insured section.

FOR DEPENDENTS INSURANCE

YOU ARE ELIGIBLE FOR DEPENDENTS INSURANCE while:

o    You are eligible for Employee Insurance; and

o    You have a Qualified Dependent.

THESE ARE THE PERSONS FOR WHOM YOU MAY OBTAIN DEPENDENTS INSURANCE:

o    Your Spouse, if less than age 75.

o    Your unmarried children less than age 19.

89759
BEL 8100                                                                    [A]

Your children include Your legally adopted children and each of Your step children and foster children who depend on You for support and maintenance.

EXCEPTIONS:

(1)  The age limit does not apply to a child who:

     (a)  wholly depends on You for support and maintenance;

     (b)  is enrolled as a full-time student in a school; and

     (c)  is less than age 23.

(2)  Your Spouse or child is not a Qualified Dependent while:

     (a)  on active duty in the armed forces of any country; or

     (b)  insured under the Group Contract as an Employee.

(3) A child will not be considered the Qualified Dependent of more than one Employee.

The rules for obtaining Dependents Insurance are in the When You Become Insured section.]

WHEN YOU BECOME INSURED

[FOR EMPLOYEE INSURANCE

Your Employee Insurance will begin on the first day of the Contract Month which coincides with or next follows the date on which You meet all of these requirements:

o    You are eligible for the Insurance.

o    You are in a Covered Class for the Insurance.

o    You have met any evidence requirement for the Insurance.

o Your Insurance is not being delayed under the Delay of Effective Date section below.

o You enrolled on a form approved by Prudential and agreed to pay the required contributions.

89759
BEL 8100                                                                    [B]

FOR DEPENDENTS INSURANCE

Your Dependents Insurance for a person will begin on the first day of the Contract Month which coincides with or next follows the date on which the person is a Qualified Dependent and You meet all of these requirements:

o    You are eligible for the Insurance, and are covered for Employee Insurance.

o    You are in a Covered Class for the Insurance.

o    You have met any evidence requirement for that Qualified Dependent.

o Your Insurance for that Qualified Dependent is not being delayed under the Delay of Effective Date section.

o You enrolled on a form approved by Prudential and agreed to pay the required contributions.]

[WHEN EVIDENCE IS REQUIRED TO BECOME INSURED FOR EMPLOYEE OR DEPENDENTS
INSURANCE: In any of these situations You must give evidence of insurability. The requirement will be met when Prudential decides the evidence is satisfactory.

(1) You enroll the person more than 31 days after the person could first be covered for the Insurance.

(2) You enroll the person after the person's Insurance under the Group Contract ended because You did not pay a required contribution and You did not reinstate the person's Coverage within three years after it ended.

(3) The person has not met a previous evidence requirement. The evidence was required for that person to become covered as a dependent or an Employee. The Insurance is or was under a Prudential Group Contract covering Employees of the Employer.]

[DELAY OF EFFECTIVE DATE

FOR EMPLOYEE INSURANCE: Your Employee Insurance under the Coverage will be delayed if You do not meet the Active Work Requirement on the day Your Insurance would otherwise begin. Instead, it will begin on the first day of the Contract Month that coincides with or next follows the first day on which You meet the Active Work Requirement and other requirements for the

89759
BEL 8100                                                                   [C]

Insurance. The same rule will apply to any change in Your Face Amount of Insurance that is subject to this section if You do not meet the Active Work Requirement on the day on which that change would take effect.

FOR DEPENDENTS INSURANCE: If the Qualified Dependent is confined for medical care or treatment at home or elsewhere on the day Your Dependents Insurance under the Coverage, or any change in that Insurance that is subject to this section, would take effect, it will not take effect until the Qualified Dependent's final medical release from such confinement. The other requirements for the Insurance must also be met.]

89759
BEL 8100                                                                   [D]

VARIABLE UNIVERSAL LIFE COVERAGE

FOR [EMPLOYEES AND THEIR DEPENDENTS]

This Coverage provides Insurance on the lives of Covered Persons.

A. DEATH BENEFIT.

If a person dies:

(a)   while a Covered Person under this Coverage; or

[(b) while protected under the Extended Death Protection During Total Disability Section of this Coverage; or]

[(c)] during the conversion period after the person's Insurance under this Coverage ends;

a death benefit is payable when Prudential receives written proof of death. Unless the Insurance is in default, the amount of the death benefit on any date is the Insurance Amount less any Certificate Debt. The Insurance Amount is [ the greater of:

(1)  the Face Amount plus Certificate Fund; or

(2) the Certificate Fund times the percent for the person's attained age in the Table of Corridor Percentages.]

The Face Amount is described in the Specifications Page. The amount of death benefit will depend on the contributions made by or for the Covered Person, the investment experience of the Separate Account (described in Section D. of the Coverage), any excess interest credited to the Fixed Account (described in Section E. of the Coverage) and the level of charges made. When the Insurance has ended, the amount of the death benefit payable includes any amount available under the provisions of [Sections K. and M.] of this Coverage.

B. CONTRIBUTIONS.

[The contribution for the first month that this Coverage is in force for a Covered Person must be at least equal to the Initial Monthly Contribution applicable to that person. After that, You may change the frequency and amount of the monthly contribution, so long as the amount in the person's Certificate Fund, less any Certificate Debt, is enough to make the monthly deductions from the Certificate Fund.]

89759
GVUL R 8100                                                                 [A]

You may also make lump sum contributions for the Covered Person at any time. But Prudential reserves the right to not accept a lump sum contribution less than the Minimum Lump Sum Contribution. After the Expense Charges are deducted from each contribution, the balance goes into the Covered Person's Certificate Fund. The balance is the Net Contribution. The [Initial] Monthly Contribution, Minimum Lump Sum Contribution and the Expense Charges are shown in the Specifications Page.

Prudential reserves the right not to accept, or to return, contributions which would cause this Coverage to fail to qualify as life insurance under applicable tax laws, or which would increase the Insurance Amount by more than it increases the Certificate Fund.

DEFAULT: On the first day of each Contract Month Prudential will determine if a Covered Person's Insurance is in default. To do so, Prudential will determine the value of the Covered Person's Certificate Fund as of the previous Business Day and deduct from that amount the charges described under Section C. of the Coverage. If the resulting amount, less any Certificate Debt, is less than the amount needed to make the monthly deduction from the Certificate Fund, the Covered Person's Insurance is in default.

The Covered Person's Insurance is also in default if there is excess Certificate Debt, as described under Section J. of the Coverage[, or if any specified Monthly Contribution are not paid for the Covered Person when due, as provided under Section B. of the Coverage.]

GRACE PERIOD: You will be granted a grace period equal to the greater of: (a) 61 days from the date the Insurance goes into default; or (b) 30 days from the date Prudential mails You a notice of default, to make the minimum premium contribution required to keep the Covered Person's Insurance in force. Prudential will continue to accept contributions and make the charges it has set during the grace period. If the Covered Person dies within the grace period, the death benefit payable will be reduced by the amount needed to pay the monthly charges for mortality and administration expenses due to the end of the month in which death occurs. If the minimum contribution is not made by the end of the grace period, the Covered Person's Insurance will end without value.

[REINSTATEMENT: If a Covered Person's Insurance is still in default after the grace period ends, it may be reinstated. To do so, these conditions must be met:

(1)  The Insurance must not have been in default for more than three years.

(2)  The Insurance must not have been surrendered for its Cash Surrender Value.

(3) You have given evidence of the Covered Person's insurability that satisfies Prudential.

89759
GVUL R 8100                                                                [B]

(4)  The Cash Surrender Value must not have been used to buy paid-up insurance.

(5) You must pay a contribution at least equal to (i) the amount, if any, needed to bring the Covered Person's Certificate Fund up to zero as of the date the Covered Person's Insurance went into default; plus (2) the deductions from the Certificate Fund during the grace period following the date of default; plus (3) an amount sufficient to make that month's deduction from the Certificate Fund. From this amount, the Expense Charges specified in the Schedule of Benefits, plus any other charges, will be deducted. The Certificate Fund will be equal to the rest, plus the Cash Surrender Value of the Insurance just before it was reinstated.

(6) Any Certificate Debt (with interest) must be repaid. If the amount of Certificate Debt with interest would exceed the Loan Value of the Certificate, the excess must be repaid before reinstatement.

If Prudential approves, the reinstatement will be effective on the first day of the month coinciding with or following the date on which the contribution described in (5) is paid.]

C. THE CERTIFICATE FUND.

ALLOCATIONS: You may allocate all or part of the Net Contributions for the Covered Person to one or more of the variable investment options of the Separate Account shown in the List of Investment Options or to the Fixed Account. Any allocation made by the [Employee] for the Covered Person must be at least [5%] of each Net Contribution and a fractional percent may not be chosen. The total must be 100%. You may change the Covered Person's allocation for future Net Contributions at any time while this Coverage is in force. You must notify Prudential on a form acceptable to it. The change will take effect on the next Business Day after Prudential receives the notice.

On the date on which a person becomes a Covered Person for this Coverage, the Certificate Fund is equal to the Net Contributions credited on that date, less any applicable charges in items (10)[, (11) and (12)] below. On any other date, the Certificate Fund is equal to what it was on the prior Business Day plus these items:

(1)  any Net Contribution credited on that day;

(2) any increase due to investment results in the value of the variable investment options;

(3) guaranteed interest at an effective rate of [4%] a year on that part of the Certificate Fund that is in the Fixed Account;

89759
GVUL R 8100                                                                 [C]

(4) any excess interest on that part of the Certificate Fund that is in the Fixed Account; and

(5) interest credited to any Loan Account as described in Section J. of the Coverage.

and less these items applicable as of that date:

(6) any decrease due to investments results in the value of the variable investment options;

(7) a charge against the variable investment options at a rate of [.00123%] a day ([0.45%] a year) for mortality and expense risk, which will not exceed .00245 % a day (0.90% a year);

(8) A charge against the variable investment options for investment management fees and expenses;

(9) any amount charged against the variable investment options for local, state or federal taxes;

(10) a charge for the cost of insurance;

[(11) any charges for administration;

(12) charges for any additional insurance benefits;]

[(13)] any partial withdrawals;

[(14) any transaction charges that may result from a partial withdrawal, loan, additional statement request, transfer or a decrease in the Face Amount;]

[(15)] the amount of any interest on a loan that is not paid when due as described in Section J. of the Coverage.

GUARANTEED INTEREST: Prudential will credit interest each day on that part of the Certificate Fund invested in the Fixed Account. The interest credited will be [.01074598 % a day (4% a year)].

EXCESS INTEREST: Prudential may credit interest in addition to the guaranteed interest on that part of the Certificate Fund that is in the Fixed Account. The rate of any excess interest will be determined from time to time. Prudential may credit a different rate of interest to different parts of the Certificate Fund.

89759
GVUL R 8100                                                                 [D]

CHARGE FOR COST OF INSURANCE: On the first day of each Contract Month, Prudential will deduct a charge for the cost of Insurance from the Certificate Fund. This charge will include the cost of expected mortality. [This charge may also include the cost associated with additional insurance benefits.] The amount deducted is computed as the applicable monthly rate times the Net Amount at Risk. The Net Amount at Risk is equal to the Insurance Amount less the Certificate Fund. The monthly rate is based on the Covered Person's age, rate class and other features of the Coverage. In no event will the monthly rate be higher than [150% of the applicable amount under the 1980 Commissioner's Standard Ordinary Mortality Table (Male, age last birthday).]

CHARGE FOR ADMINISTRATION: On the first day of each Contract Month, Prudential may deduct a charge for administration. The amount of this charge, if any, is shown in the Specifications Page under Monthly Administration Charge.

DEDUCTION OF CHARGES: Any charges deducted from the Covered Person's Certificate Fund will be charged against the Fixed Account and against the variable investment options of the Separate Account on a proportional basis.

D. SEPARATE ACCOUNT.

This Coverage provides that certain values and payments will vary to reflect the investment results of the Separate Account.

SEPARATE ACCOUNT: The words "Separate Account" where they are used without qualification, mean The Prudential Variable Contract Account - GI-2 (VCA-GI-2). Prudential established VCA - GI-2 to support group contracts, such as this one, which participate in the Separate Account.

Prudential owns the assets of the Separate Account; it keeps them separate from the assets of its general account. Assets held in the Separate Account shall not be chargeable with liabilities arising out of any other business of Prudential. For this purpose, "assets" means only those amounts held in the Separate Account needed to satisfy Prudential's obligation pertaining to benefits attributable to the Separate Account. Assets held in each investment option of VCA-GI-2 shall not be chargeable with liabilities arising in connection with any other investment option of VCA-GI-2.

Prudential will keep assets in the Separate Account with a total market value at least equal to the amount of the liabilities relating to the benefits attributable to the Separate Account. Prudential will have sole control of the amount, if any, by which such value exceeds those liabilities. Prudential may, from time to time, transfer cash among the Separate Account, its other investment accounts and the investment options of VCA-GI-2 as, in its judgement, experience warrants. No such transfer will affect Prudential's liability under this Group Contract.

89759
GVUL R 8100                                                                  [E]

VARIABLE INVESTMENT OPTIONS: VCA-GI-2 has several variable investment options. The options are listed in the List of Investment Options. You allocate, using percentages, the Net Contributions for the Covered Person among the various options. Prudential may establish additional options.

THE FUNDS: The word Funds, where it is used without qualification, means [the portfolios of The Prudential Series Fund, Inc. and the other mutual fund portfolios in which the Separate Account invests. These other mutual fund portfolios are unaffiliated with Prudential. Each of The Prudential Series Fund, Inc. portfolios and the unaffiliated mutual fund portfolios are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies. Each of The Prudential Series Fund, Inc. portfolios and the unaffiliated mutual fund portfolios correspond to each of the options in VCA-GI-2. All of the portfolios are listed in the List of Investment Options.]

SEPARATE ACCOUNT INVESTMENTS: Prudential uses assets of VCA-GI-2 to buy shares in the Funds. Each option of VCA-GI-2 is invested in a corresponding portfolio of a Fund. Income and realized and unrealized gains and losses from assets in each of these options are credited to, or charged against, that option. This is without regard to income, gains or losses in Prudential's other investment accounts.

Prudential will determine the value of the assets in each option of VCA-GI-2 on the Valuation Date for that option, as shown in the List of Investment Options. If that date is not a Business Day, Prudential will use the value of the assets as of the end of the last prior Business Day on which trading took place.

CHANGE IN INVESTMENT POLICY: A portfolio of the Funds might make a material change in its investment policy. In that case, Prudential will send You a notice of the change. Within 61 days after receipt of the notice, or within 61 days after the effective date of the change, if later, You may transfer any amount from that portfolio to the Covered Person's Fixed Account or any other investment option.

CHANGE OF FUND: A portfolio of the Funds might, in Prudential's judgment, become unsuitable for investment. This might happen because of a change in investment policy, a change in laws or regulations, because the shares are no longer available for investment, or at the discretion of Prudential. If that occurs, Prudential has the right to substitute another portfolio of the Funds or of an entirely different mutual fund. But Prudential would first seek any required regulator's consent.

E. FIXED ACCOUNT.

THE FIXED ACCOUNT: You may choose to allocate all or part of the Covered Person's Net Contribution to the Fixed Account. Allocations to the Fixed Account become part of Prudential's General Account. Amounts allocated to the Fixed Account are credited with interest as described in Section C. under Guaranteed Interest and Excess Interest.

89759
GVUL R 8100                                                                  [F]

F. INVESTMENT MANAGER.

Prudential is the named fiduciary with respect to the management and control of amounts held in the Separate Account. As named fiduciary, Prudential has the sole authority to manage investments for the Separate Account. Prudential may, in its sole discretion, delegate all or part of this authority to manage investments for the Separate Account as follows:

(a) To one of its subsidiaries ("Subsidiary", for the purpose of this Section F., means a company a majority of whose outstanding voting stock is owned, directly or indirectly, by Prudential).

(b) To a person or entities which are not subsidiaries of Prudential. However, those persons or entities must qualify as investment managers as defined in Section 3(38) of ERISA. (ERISA means the Employee Retirement Income Security Act of 1974, as amended).

G. TRANSFERS.

You may transfer a Covered Person's amounts among investment options of the Separate Account and into the Fixed Account [as often as twelve times during a Certificate Year without charge], unless the Insurance is in default. [The minimum amount that can be transferred is $200, or the entire value of the option if less. Transfer requests in percent terms may not be a fractional percent and must be at least 10%.] To make a transfer, You must notify Prudential on a form acceptable to it. The transfer will take effect on the Valuation Date on which Prudential receives the notice.

You may also transfer a Covered Person's amounts from the Fixed Account into the variable investment options at any time during the year, subject to the following limitations:

(1) Only [one transfer] from the Fixed Account can be made each Certificate Year (provided, however, that if a state law requires a full refund of contributions, no transfer may be made within the first 30 days following the Effective Date of the Certificate);

(2) The maximum amount that can be transferred is [the greater of $5,000 or 25% of the amount in the Fixed Account].

[Prudential reserves the right to deduct from the Covered Person's Certificate Fund, on a pro-rata basis, a transaction charge of up to $20.00 for each transfer request exceeding twelve in any Certificate Year.]

89759
GVUL R 8100                                                                  [G]

DELAYED TRANSFERS: Prudential usually transfers the Covered Person's amounts on the date it receives the [Employee's] request. But Prudential has the right to defer making a transfer if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or power outage.

H. FULL SURRENDER.

You may surrender the Covered Person's Insurance for its Cash Surrender Value at any time. To surrender the Covered Person's Insurance, You must ask Prudential on a form acceptable to Prudential. You may ask Prudential what the Cash Surrender Value of the Covered Person's Certificate Fund is prior to electing to surrender. Prudential will pay the Cash Surrender Value calculated as of the Valuation Date on which Prudential receives Your request. The proceeds will be paid to You in a lump sum.

[The transaction charge for a full surrender may be up to the lesser of (a) $20, or (b) 2% of the amount paid upon surrender.]

DELAYED SURRENDER: Prudential usually pays any Cash Surrender Value within 7 days of the date it receives Your request. But Prudential has the right to defer paying the portion of the proceeds that is to come from the variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If Prudential does so for more than 30 days, it will pay interest on that portion at the Fixed Account rate.





89759
GVUL R 8100                                                                  [H]
                                     II-59

I. PARTIAL WITHDRAWALS.

You may make partial withdrawals from the Covered Person's Certificate Fund. Any partial withdrawals are subject to all of these terms:

(1)      The Covered Person's Insurance must be in force and not in default.

(2) You must ask for the partial withdrawal on a form acceptable to Prudential.

(3) The maximum amount of any partial withdrawal is the amount that would reduce the Covered Person's Certificate Fund (less any Certificate
         Debt) to the amount needed to make [the next monthly deductions from the Certificate Fund].

(4)      The amount withdrawn must be at least [$200].

(5) The amount withdrawn will be taken from the Covered Person's Certificate Fund accounts on a pro-rata basis, unless You select specific accounts.

[Prudential reserves the right to deduct from the amount withdrawn from the Covered Person's Certificate Fund a transaction charge, up to the lesser of (a) $20.00 or (b) 2% of the amount withdrawn, with respect to each partial withdrawal.]

DELAYED WITHDRAWALS: Prudential will usually pay any partial withdrawals within seven days of the date it receives the request. But Prudential has the right to defer paying the portion of the proceeds that is to come from the Covered Person's variable investment options if : (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If Prudential does so for more than 30 days, it will pay interest on that portion at the Fixed Account rate.

An amount withdrawn may not be repaid except as a contribution subject to charges.

89759
GVUL R 8100                                                                  [I]
                                      II-60

J. LOANS.

You may make a request to borrow from a Covered Person's Certificate Fund.

LOAN REQUIREMENTS:  Loans are subject to these terms:

(1)      The Covered Person's Insurance must be in force and not in default.

(2)      The Covered Person's Certificate Debt must not be more than the Loan
         Value.

(3) The amount borrowed from the Covered Person's Certificate Fund at any one time must be at least [$200].

(4) The amount borrowed will be taken from the Covered Person's Certificate Fund on a pro-rata basis, unless You select specific accounts.

If there is already Certificate Debt when You take out the loan, the new amount borrowed will be added to that debt.

MAXIMUM LOAN VALUE: The maximum Loan Value (before any applicable charge) is determined by multiplying the Certificate Fund by [90%] and subtracting any existing loan with accrued interest and the amount needed to make [the next monthly deductions from the Certificate Fund].

INTEREST CHARGE: Interest charged on any loan will accrue daily at an annual rate determined each year by Prudential. Interest payments on any loan are due on each Contract Anniversary, or when the loan or any part of it is paid back, if that comes first. If interest is not paid when due, it will be added to the principal amount of the loan. Then interest is charged on it, too. Prudential will notify the [Employee 31] days before the interest on the loan becomes due.

The loan interest rate is the annual rate Prudential sets from time to time. The rate will never be greater than that permitted by law. It will change only on a Contract Anniversary. Before the start of each Contract Year, Prudential will determine the loan interest rate to be charged for that year.

When You take out a loan, Prudential will tell You the initial interest rate for the loan. Prudential will notify You if the rate is to be changed.

EFFECT OF A LOAN: A Loan Account that is part of a Covered Person's Certificate Fund will be set up when You take out a loan. The amount of the loan taken will be credited to the Covered Person's Loan Account.

89759
GVUL R 8100                                                                  [J]

Prudential will credit interest to the Covered Person's Loan Account at the loan interest rate for the Contract Year, less [2 %]. On each Contract Anniversary, if there is a loan outstanding, interest credited to the Loan Account will be allocated to the variable investment options and the Fixed Account based on Your then current Net Contribution allocations for the Covered Person.

REPAYMENT: You may pay back all or part of any Certificate Debt at any time. If You choose to make repayment by partial withdrawal from the Covered Person's Certificate Fund, the provisions of Section I. of the Coverage will apply. Repayment will be allocated among the Covered Person's Fixed Account and the variable investment options, based on Your then current Net Contribution allocations, unless You select specific accounts. While a loan is outstanding, any payment should be designated as a contribution or a loan repayment. If that designation is not made, it will be treated as a loan repayment.

Should a death benefit become payable while a loan is outstanding, or should the Covered Person's Insurance be surrendered while a loan is outstanding, or should the Covered Person's Insurance lapse, any proceeds otherwise payable will be reduced to reflect the amount of the loan and any accrued interest.

EXCESS CERTIFICATE DEBT: If Certificate Debt ever becomes equal to or more than the Certificate Fund value minus an amount equal to that needed to make [the next month's deductions], the Insurance is in default. Prudential will send You a notice at Your last known address stating the minimum contribution that, if paid to Prudential, will keep this coverage from ending. The Covered Person's Insurance under this Coverage will end at the end of the grace period described in Section B. if the minimum contribution is not made.

DELAYED LOANS: Prudential usually makes a loan within seven days of the date it receives Your request. But Prudential has the right to defer making the portion of the loan that is to come from the Covered Person's variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage. Prudential also has the right to defer paying the portion of the proceeds of a loan that is to come from the Fixed Account for up to six months. Prudential also has the right to defer paying the portion of the proceeds that is to come from the Fixed Account for up to six months. If Prudential does so for more that 30 days, it will pay interest on that portion at the Fixed Account rate.

[Prudential reserves the right to withdraw from the Covered Person's Certificate Fund a transaction charge of up to $20.00 with respect to each loan made.]

89759
GVUL R 8100                                                                  [K]
                                     II-62

[K. EXTENDED DEATH PROTECTION DURING TOTAL DISABILITY.

Extended death protection can replace a Covered Person's amount of Insurance when it ends, but only with respect to the Face Amount. If You meet the conditions below, Your death benefit protection, and that of any covered dependents will be extended after Your Insurance under this Coverage ends while the You are Totally Disabled. The conditions are:

o        You become Totally Disabled while Insured under this Coverage.

o        You are less than age 60 when Your Total Disability starts.

Total Disability: You are "Totally Disabled" when:

(1)      You are not working at any job for wage or profit; and

(2) Due to Sickness, Injury or both, You are not able to perform for wage or profit the material and substantial duties of any job for which You are reasonably fitted by Your education, training and experience.

The extension ends one year after Your Total Disability starts, unless, within one year, You give Prudential proof that:

(a)      You have met the above conditions; and

(b)      You are still Totally Disabled; and

(c)      The Total Disability has continued for at least nine months.

Prudential will then further extend Your death protection, and that of Your covered dependents, for successive one year periods. The first of these periods will start on the date Prudential receives this proof. After that first period, You must give written proof when and as required by Prudential once each year that Total Disability continues.

If You or Your dependent die while the death protection is being extended, the Death Benefit payable to the Beneficiary will be the Amount of Extended Death Protection when Prudential receives written proof that:

(a)      Your Total Disability continued until Your death; and

(b)      All of the above conditions have been met.

89759
GVUL R 8100                                                                  [L]
                                     II-63

If You or Your dependent die within one year after Your Total Disability starts and before proof of Total Disability is given to Prudential, written notice of the person's death must be given to Prudential within one year after the death. The death benefit will be paid if all of the above conditions have been met.

This extended death protection ends if and when:

(1)      Your Total Disability ends; or

(2)      You (or Your Dependent) attain age [65]; or

(3)      You fail to submit any required proof that Total Disability continues;
         or

(4) You fail to submit to a medical exam by Doctors named by Prudential at reasonable intervals. After two full years of this protection, Prudential will not require an exam more than once a year.

If extended death protection ends after You have given the first proof of continued Total Disability, the same rights under Sections A. and M. apply as if the person had ceased to be a member of the Coverage Classes for the Insurance. But this does not apply if the person becomes covered again within 31 days after this protection ends.

AMOUNT OF EXTENDED DEATH PROTECTION: The amount of the Face Amount on the person's life when the Insurance ended.

But the amount is reduced by any amount payable under any Prudential group life insurance that replaces this Coverage for Your class.

EFFECT OF CONVERSION: An individual contract issued under Section M. will be in place of all rights under this Section K. But if all the requirements of this Section K. have been met, these rights may be obtained in exchange for all benefits of the individual contract. Premiums paid under the individual contract will be refunded.]

[L.] PAID-UP INSURANCE.

You may elect to provide paid-up insurance for a Covered Person at any time in lieu of the Insurance, if the Cash Surrender Value of the Covered Person's Certificate Fund is at least $1,000. You must make the election on a form acceptable to Prudential.

89759
GVUL R 8100                                                                  [M]

The election will take effect on the first Business Day following the date on which Prudential receives the form.

This option will apply automatically if (a) a Covered Person's Insurance ends (for reasons other than default); or (b) extended death protection ends (and the person does not again become covered during the next 31 days) as provided in Section K.; and (c) the Cash Surrender Value of the Covered Person's Certificate Fund is at least $1,000 and You do not choose any of the options available upon termination of the person's Coverage within 61 days after Coverage ends.

The amount of paid-up insurance under this option is the amount which the Covered Person's current Cash Surrender Value will provide when used as a net single premium, but it may not be more than the Covered Person's death benefit. The maximum premium will be based on the 1980 Commissioners' Standard Ordinary Mortality Table, Male Mortality, at 4%. It will be determined by the Covered Person's attained age.

Paid-up insurance may be surrendered for its cash value at any time. The cash value will be the net single premium at the Covered Person's attained age for the amount of Insurance, using the same basis which determined that amount. [If only part of the Covered Person's paid-up insurance is to be surrendered, its cash value must be at least $500.] Prudential may defer a surrender for up to six months. If Prudential does so for more than 30 days, it will pay interest on that portion at the rate of [3%] a year.

DIVIDENDS: Prudential will determine that part of the dividend, if any, derived from the Covered Person's paid-up insurance. That part will be applied to increase the Covered Person's paid-up insurance. That part will not be considered in determining the disposition or effect of dividends under any other provisions of the Group Contract.

CHANGE IN BENEFICIARY: If You purchase paid-up insurance and You make a Beneficiary change the Beneficiary change form must be filed with Prudential.

[M.] CONVERSION PRIVILEGE.

If a Covered Person's Face Amount of Insurance under this Coverage ends for [the reason] stated below, the Covered Person may convert all or part of it to an individual life insurance contract. Evidence of insurability is not required. The [reason is:

      All Face Amount of Insurance of the Group Contract for Your class ends by amendment or otherwise[; or, with respect to your dependent Spouse, all Face Amount of Insurance of the Group Contract for Your class ends by amendment or otherwise]. But, on the date it ends[:

89759
GVUL R 8100                                                                  [N]

       (a)] You must have been insured for five years for that insurance (or for that insurance and any other Prudential rider or group contract replaced by that insurance)[; or

       (b) With respect to your dependent Spouse, You must have been insured for that Spouse for five years for that insurance (or for that insurance and any Prudential rider or group contract replaced by that insurance)].

Any such conversion[s are] subject to the rest of this Section [M].

AVAILABILITY: A Covered Person must apply for the individual contract and pay the first premium by the later of:

(1)   The thirty-first day after the Covered Person's Face Amount ends; and

(2) The fifteenth day after the Covered Person has been given written notice of the conversion privilege. But, in no event may insurance be converted to an individual contract if the Covered Person does not apply for the individual contract and pay the first premium prior to the ninety-second day after the Covered Person's Face Amount of Insurance ends.

INDIVIDUAL CONTRACT RULES: The individual contract must conform to the following:

Amount: Not more than the Face Amount of Insurance on the Covered Person then ending. But, if the Face Amount of Insurance ends because all Insurance of the Group Contract for Your class ends, the total amount of individual insurance which the Covered Person may get in place of all Insurance then ending for the Covered Person under the Group Contract will not exceed the lesser of the following:

(1) The Face Amount of Insurance then ending for that person under the Group Contract, reduced by the amount of group life insurance from any carrier for which that person is or becomes eligible within the next 31 days.

(2)      [$10,000].

Death During Conversion Period: The amount a Covered Person had a right to convert to an individual contract is included in the Death Benefit if the Covered Person dies:

(1) Within 31 days after the Covered Person's Face Amount of Insurance ends; and

(2) While the Covered Person has the right to convert the Face Amount of Insurance to an individual contract.

It is included even if the Covered Person did not apply for conversion. [But it is reduced by the amount of any extended death benefit protection which applies.]

89759
GVUL R 8100                                                                  [O]

Form: Any form of a life insurance contract that:

(1) conforms to Title VII of the Civil Rights Act of 1964, as amended, having no distinction based on sex; and

(2) is one that Prudential usually issues at the age and amount applied for.

[This does not include term insurance or a contract with disability or supplementary benefits.]

Premium: Based on Prudential's rate as it applies to the form and amount, and to the Covered Person's class of risk (other than gender) and age at the time.

Effective Date: The end of the 31 day period during after which the person ceases to be insured for the Face Amount of Insurance.

[N.] GENERAL PROVISIONS.

SUICIDE: If  a Covered Person dies because of suicide the following applies:

(1) If death because of suicide occurs within one year from the date a person became a Covered Person, Prudential will pay the Beneficiary no more than the sum of the contributions paid, less any Certificate Debt and less partial withdrawals.

(2) With respect to the amount of any increase in the Face Amount for which the Covered Person is enrolled, if death occurs within [two years] from the date of the increase in the Face Amount, Prudential will pay the Beneficiary no more than the sum of the monthly charges attributable to the increase.

89759
GVUL 8100                                                                    [P]

ANNUAL REPORT: Prudential will send You a detailed report of each Covered Person's Certificate Fund. It will be sent within three months after the end of each Contract Year. You may request a report at other times, subject to a fee of [$20.00] for its cost.

PAYMENT OF DEATH CLAIM: If Prudential pays a death claim in a lump sum, it will usually pay the proceeds within seven days of the date it receives written proof of loss. But Prudential has the right to defer paying any part of the death benefit that is to come from the variable investment options if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) there occurs a system failure or a power outage.

BENEFICIARY; MODE OF SETTLEMENT: Any death benefit under a section of this Coverage is payable according to that section and the Beneficiary and Mode of Settlement Rules.








89759
GVUL R 8100                                                                  [Q]
                                     II-68

OPTION TO ACCELERATE PAYMENT OF CERTAIN
DEATH BENEFITS UNDER VARIABLE UNIVERSAL LIFE COVERAGE

FOR [EMPLOYEES AND DEPENDENT SPOUSES]

These provisions change the Variable Universal Life Coverage (called Coverage below) to provide an option to accelerate payments of portions of the Covered Person's Face Amount of Insurance.

YOU SHOULD KNOW THAT ELECTION OF THIS OPTION MAY AFFECT OTHER BENEFITS OR ENTITLEMENTS FOR WHICH THE COVERED PERSON MAY BE ELIGIBLE. IT MAY ALSO AFFECT INCOME TAX LIABILITY. READ THESE NOTES CAREFULLY:

(1) IF YOU ELECT THIS OPTION, THE AMOUNT OF VARIABLE UNIVERSAL LIFE COVERAGE fOR THE COVERED PERSON IS REDUCED BY THE TERMINAL ILLNESS PROCEEDS [AND THE ACCELERATED PAYMENT FEE] DESCRIBED BELOW.

(2) ANY PAYMENT MADE UNDER THIS OPTION MAY BE TAXABLE. YOU ARE ADVISED TO SEEK THE HELP OF A PROFESSIONAL TAX ADVISOR FOR ASSISTANCE WITH ANY QUESTIONS THAT YOU MAY HAVE.

(3) IF YOU ELECT THIS OPTION, THE COVERED PERSON'S ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT PROGRAMS MAY BE AFFECTED. YOU ARE ADVISED TO SEEK THE HELP OF A PROFESSIONAL LEGAL ADVISOR FOR ASSISTANCE WITH ANY QUESTIONS THAT YOU MAY HAVE.

As used here:

"Certificate Fund Amount" means the Cash Surrender Value of the Covered Person's Certificate Fund on the day Prudential receives proof that the Covered Person is Terminally Ill.

"Face Amount" means the Covered Person's Face Amount of Insurance under the Coverage on the day Prudential receives proof that the Covered Person is Terminally Ill.

"Terminally Ill" means having a life expectancy of 12 months or less.

"Terminal Illness Proceeds" means the amount of Variable Universal Life death benefit placed under this option for a Covered Person.

The Terminal Illness Proceeds are equal to:

89759
GVUL T 8100                                                                  [A]
                                     II-69

         (a) a portion of the Covered Person's Face Amount, as determined under (1) below; plus

         (b) a portion of the Covered Person's Certificate Fund, as determined under (2) below[; minus

         (c)      an Accelerated Payment Fee not to exceed $350.00].

(1) You must elect the portion of the Covered Person's Face Amount that You want to place under this option. [You may elect any portion of the Covered Person's Face Amount, but it may not exceed the lesser of: (a) 80% of the Covered Person's Face Amount; or (b) $250,000.]

[However, such portion may be reduced if, within twelve months after the date Prudential receives proof that the Covered Person is Terminally Ill, a reduction on account of the Covered Person's age would have applied to the Covered Person's Face Amount. In that case, the portion of the Covered Person's Face Amount placed under this option will not exceed the Face Amount applying after the reduction.]

Based on Your election,[and any reduction on account of the Covered Person's age that may apply,] Prudential will determine the Accelerated Payment Factor. The Accelerated Payment Factor is equal to:

         (i) the portion of the Covered Person's Face Amount that is placed under this option; over

         (ii)     The Covered Person's total Face Amount.

(2) The portion of the Covered Person's Certificate Fund that will be placed under this option is equal to:

         (i) the Covered Person's total Certificate Fund Amount, times the Accelerated Payment Factor; minus

         (ii) the sum of any outstanding loan balance, plus any interest due on loans, times the Accelerated Payment Factor.

89759
GVUL T 8100                                                                  [B]

CHANGES MADE IN THE COVERAGE:

If a person is Terminally Ill while a Covered Person under the Coverage [or while death benefit protection is being extended for the Covered Person under the Coverage,] You may elect to have the Covered Person's Terminal Illness Proceeds placed under this option. That election is subject to the "Conditions" set forth below. The Covered Person's Face Amount of Insurance and Certificate Fund Amount under the Coverage are affected as described in the "Effect on Coverage" section. Contributions are affected as described in the "Effect on Contributions" section.

CONDITIONS: Your right to be paid under this option is subject to these terms:

(1) You may elect this option only once with respect to each Covered Person is covered under the Coverage.

(2)      You must choose this option in a form that satisfies Prudential.

(3) You must furnish proof that satisfies Prudential that the Covered Person's life expectancy is 12 months or less, including a certification by a doctor.

(4)      The Variable Universal Life Coverage must not be assigned.

(5) Terminal Illness Proceeds will be made available to You on a voluntary basis only. Therefore:

         (a) If You are required by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise, You are not eligible for this benefit.

         (b) If You are required by a government agency to use this option in order to apply for, get or keep a government benefit or entitlement, You are not eligible for this option.

(6) Once You elect this option, You may no longer: (a) request an increase in the Covered Person's Face Amount of the Insurance; (b) make a lump sum contribution to the Covered Person's Certificate Fund, except for contributions required for the Covered Person's Face Amount of Insurance; or (c) increase the amount of contribution to the Covered Person's Certificate Fund, except to the extent an increase is needed to reflect an increase in the mortality and expense risk charges.

EFFECT ON COVERAGE: When You elect this option, the total amount of Variable Universal Life Coverage payable upon the Covered Person's death[, including any amount under an extended

89759
GVUL T 8100                                                                  [C]
                                     II-71
death benefit,] will be reduced by the Terminal Illness Proceeds[, the Accelerated Payment Fee]. Any amount deducted from the Covered Person's Certificate Fund as provided in item (2)(ii) of the Terminal Illness Proceeds will be applied to reduce the amount of any outstanding loan and loan interest. Any amount that the Covered Person could have otherwise converted to an individual contract will be reduced by the Terminal Illness Proceeds[and the Accelerated Payment Fee described above].

Prudential reserves the right to make a distribution from the Covered Person's Certificate Fund when benefits under this option are paid. Any such distribution will be made only to the extent needed to continue to qualify the Variable Universal Life Coverage as life insurance under the Internal Revenue Code.

EFFECT ON CONTRIBUTIONS: The amount of Your contribution for the Covered Person will be adjusted based on the Face Amount remaining in force on the Covered Person's life.

METHOD OF PAYMENT: If You elect this option, Prudential will pay the Terminal Illness Proceeds to You in one lump sum when it receives proof that the Covered Person is Terminally Ill. When Prudential pays an accelerated death benefit under this option, Prudential will send You a statement that shows the effect of the payment on the Covered Person's Insurance Amount and Your contribution for the Covered Person's Coverage.

                -------------------------------------------------










89759
GVUL T 8100                                                                  [D]

ADDITIONAL BENEFIT FOR ACCIDENTAL DEATH AS A RESULT OF A MOTOR VEHICLE ACCIDENT WHILE WEARING A SEATBELT

FOR [EMPLOYEES AND DEPENDENTS]

"Motor Vehicle": Means a private automobile of pleasure car design, van, four-wheel drive vehicle, self-propelled motor home or truck. This does not include a vehicle used for farming, military, business, racing or any other type of competitive speed event.

A benefit will be paid if a person dies:

(a) While a Covered Person under the Variable Universal Life Coverage[, or while protected under the Extended Death Protection During Total Disability section of the Variable Universal Life Coverage];

(b) as a result of a bodily injury sustained in a Motor Vehicle accident, while either operating or riding as a passenger in such Motor Vehicle;

(c) while wearing a seatbelt, in the manner prescribed by the Motor Vehicle's manufacturer[; and

(d)      within 90 days after the date of the Motor Vehicle accident.]

Benefit Payable: Upon submission of proof that a Covered Person died in a Motor Vehicle accident and the above conditions were satisfied, a benefit equal to [the lesser of $10,000 or 10% of the Covered Person's Face Amount of Insurance under the Variable Universal Life Coverage] will be payable. However, if proof of condition (c) above is not available, Prudential will pay a benefit of [$1,000].

The benefit will be paid to You, if the Covered Person is Your Eligible Dependent, otherwise to Your Beneficiary.

Not Covered: A Covered Person's death in a Motor Vehicle, if death results from:

[(1)     suicide;

(2) operating, or riding as a passenger while another person is operating, a Motor Vehicle while under the influence of drugs or alcohol;

(3) operating, or riding as apassenger while another person is operating, a Motor Vehicle while not wearing a seatbelt in the manner prescribed by the Motor Vehicle's manufacturer.]

89759
GVUL T 8101                                                                  [A]

ADDITIONAL PROVISIONS FOR DEPENDENTS TERM LIFE INSURANCE UNDER VARIABLE UNIVERSAL LIFE COVERAGE

FOR YOUR DEPENDENTS ONLY

A. DEATH BENEFIT WHILE A COVERED PERSON.

If a dependent dies while a Covered Person, the amount of Insurance on that dependent under these provisions is payable when Prudential receives written proof of death.

B. DEATH BENEFIT DURING A CONVERSION PERIOD.

A death benefit is payable under this section B. if a dependent dies:

(1)  within 31 days after ceasing to be a Covered Person; and

(2) while entitled (under Section C) to a conversion of the Insurance under these Additional Provisions to an individual contract.

The amount of the benefit is equal to the amount of Dependents Term Life Insurance which could have been converted. It is payable even if conversion was not applied for. It is payable when Prudential receives written proof of death.

C. CONVERSION PRIVILEGE.

This privilege applies if You cease to be insured for the Additional Provisions for Dependents Term Life Insurance under Variable Universal life Coverage of the Group Contract with respect to a dependent. That dependent may have Your Insurance on the dependent under these Additional Provisions, which then ends, converted to an individual life insurance contract. Evidence of insurability is not required. However, conversion is not available if the Insurance ends because You fail to make any required contributions for Insurance under the Group Contract.

Any such conversion is subject to the rest of this Section C.

AVAILABILITY: The inidividual contract must be applied for and the first premium must be paid by the later of:

(1) The thirty-first day after the Covered Person's insurance under these Additional Provisions ends; and


89759
GVUL T 8102                                                                  [A]

(2) The fifteenth day after the Covered Person has been given written notice of the conversion privilege. But, in no event may insurance be converted to an individual contract if the Covered Person does not apply for the individual contract and pay the first premium prior to the ninety-second day after the Covered Person's insurance ends.

INDIVIDUAL CONTRACT RULES: The Individual Contract must conform to the following:

Amount: Not more than the amount of Dependents Term Life Insurance on the dependent ending under these Additional Provisions. But, if it ends because all of the Dependents Term Life Insurance under these Additional Provisions for Your class ends, the total amount of individual insurance which may be obtained in place of all the Dependents Term Life Insurance on the dependent then ending under these Additional Provisions will not exceed the total amount of all of Your Dependents Term Life Insurance on the dependent then ending under these Additional Provisions reduced by the amount of group life insurance from any carrier for which You are or become eligible with respect to the dependent within the next 31 days.

Form: Any form of a life insurance contract that Prudential usually issues at the age and amount applied for. [This does not include term insurance or a contract with disability or supplementary benefits.]

Effective Date: The end of the 31-day period after you cease to be insured for the Dependent Term Life Coverage with respect to the dependent.

                         -------------------------------

Any death benefit provided under a section of these Additional Provisions is payable to [You. If You are not living at the death of a dependent, the death benefit is payable to the dependent's estate, or, at Prudential's option, to any one or more of these surviving relatives of the dependent: wife; husband; mother; father; children; brothers; sisters.]

                        ---------------------------------

89759
GVUL T 8102                                                                  [B]

ADDITIONAL PROVISIONS FOR ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE UNDER VARIABLE UNIVERSAL LIFE COVERAGE

FOR [EMPLOYEES AND THEIR DEPENDENTS]

These Additional Provisions pay benefits for accidental loss of life, sight, hand or foot. Loss of sight means total and permanent loss of sight. Loss of hand or foot means loss by severance at or above the wrist or ankle.

Those benefits are payable only if all of these conditions are met:

o  The person sustains an accidental bodily Injury while a Covered Person.

o  The loss results directly from that Injury and from no other cause.

o  The person suffers the loss within [90 days] after the accident.

BENEFIT AMOUNT PAYABLE: The amount payable depends on the type of loss as shown in this table. [All benefits are subject to the Limitation Per Accident below.

    For loss of:

Life                            )
Both Hands                      )
Both Feet                       )
Sight of Both Eyes              )   The person's Amount of Insurance under
One Hand and One Foot           )   these Additional Provisions
One Hand and Sight of One Eye   )
One Foot and Sight of One Eye   )

One Hand                        )
One Foot                        )   One-half the person's Amount of Insurance
Sight of One Eye                )   under these Additional Provisions

LIMITATION PER ACCIDENT: No more than the person's amount of Insurance under this Coverage is payable for all losses resulting from Injuries sustained in the same accident.]

LOSSES NOT COVERED: A loss is not covered if it results from any of these:

(1)  Suicide or attempted suicide[while sane or insane].


89759
GVUL T 8103                                                                  [A]

(2)  Sickness, whether the loss results directly or indirectly from Sickness.

(3) Medical or surgical treatment of Sickness, whether the loss results directly or indirectly from the treatment.

(4) Any infection, unless it is pyogenic and occurs through and at the time of an accidental cut or wound.

(5) War, or any act of war. "War" means declared or undeclared war and includes resistance to armed aggression.

[(6) Operating an automobile, or any other vehicle or conveyance, while under the influence of drugs or alcohol.

(7) Travel or other movement by means of an aircraft, or descent from or with a moving aircraft. This (7) applies only if the person is not a fare paying passenger on a scheduled or charter flight operated by a scheduled airline.

     "Aircraft" means any kind of vehicle or device designed for travel or other movement in or beyond the earth's atmosphere.

(8) Injury arising out of, or in the course of, any work for wage or profit (whether or not with the Employer).]

                       -----------------------------------

Each benefit of these Additional Provisions is payable to the Covered Person. Any benefit unpaid at the Covered Person's death will be paid [to the Employee, if the Covered Person is the Employee's Dependent, otherwise] in accordance with the Beneficiary Rules. The Claim Rules apply to the payment of the benefits.

                       -----------------------------------

89759
GVUL T 8103                                                                  [B]

APPLICANT OWNER RULES UNDER [EMPLOYEE] GROUP VARIABLE UNIVERSAL LIFE COVERAGE

PERSONS ELIGIBLE TO BECOME APPLICANT OWNERS:

Any one of the persons listed below who is associated with You, if: You are in the Covered Class for the [Employee] Group Variable Universal Life Coverage, but have not asked to become covered for [Employee] Insurance under that Coverage:

[Your spouse; child; parent; grandparent; grandchild; sister; brother; or the trustee of any trust of which you are the grantor]. A person who has not attained the age of majority is not eligible to become an Applicant Owner.

BECOMING AN APPLICANT OWNER:

A person is an Applicant Owner from the first day on which all of these requirements are met:

(1)  The person is an eligible Applicant Owner.

(2) The person has asked to be an Applicant Owner on a form approved by Prudential.

(3) The form on which the person has asked to be an applicant owner is signed by the [Employee] with respect to whose insurance the person seeks to own.

(4) The [Employee] meets all of the requirements of the Group Contract for becoming insured.

(5) No one else is an Applicant Owner and there is no assignee under the Coverage with respect to the [Employee].

(6) The person is the Applicant Owner of all Insurance under the Group Contract with respect to the [Employee]. At any one time, only one incidence of ownership is allowed for all coverage under the Group Contract with respect to the [Employee].

RIGHTS, BENEFITS AND PRIVILEGES OF AN APPLICANT OWNER:

A person who is an Applicant Owner has the rights, benefits and privileges under the Group Contract of the [Employee] with respect to whose Insurance the person is Applicant Owner. This includes, but is not limited to, any right the [Employee] has to choose a Beneficiary or to convert to another contract of insurance.


89759
AOR 8100                                                                     [A]

GENERAL INFORMATION

BENEFICIARY RULES

The rules in this section apply to the amount of Insurance payable on account of a Covered Person's death, when the Insurance states that they do. If there is an assignment, these rules are modified by the Limits on Assignments section.

"Beneficiary" means a person chosen, on a form approved by Prudential, to receive the Insurance benefits.

You have the right to choose a Beneficiary [for Employee Insurance. The Dependents Variable Universal Life Insurance is payable to You.]

If there is a Beneficiary for the amount of [Employee] Insurance, it is payable to that Beneficiary. [Any amount of Insurance for which there is no Beneficiary at Your death will be payable to Your estate, or , at Prudential's option, to any one or more of these surviving relatives: wife; husband; mother; father; children; brothers; sisters.]

You may change the Beneficiary at any time without the consent of the present Beneficiary. The Beneficiary change form must be filed through the Employer. The change will take effect on the date the form is signed. But it will not apply to any amount paid by Prudential before it receives the form.

If there is more than one Beneficiary, but the Beneficiary form does not specify their respective shares, they will share equally. If a Beneficiary dies before You, that Beneficiary's interest will end. It will be shared equally by any remaining Beneficiaries, unless the Beneficiary form states otherwise.

MODE OF SETTLEMENT RULES

(Applies to Your [Employee's] amount of Insurance)

"Mode of Settlement" means payment other than a lump sum.

The amount of Variable Universal Life Insurance is normally paid to the Beneficiary in one sum. A mode of settlement may be arranged with Prudential for all or part of the amount of Insurance, as stated below.


89759
BBN 8100                                                                     [A]

ARRANGEMENT FOR MODE OF SETTLEMENT: You may arrange a Mode of Settlement by proper written request to Prudential. If, at Your death, no Mode of Settlement has been arranged for an amount of Insurance, the Beneficiary and Prudential may mutually agree on a Mode of Settlement for that amount.

CONDITIONS FOR MODE OF SETTLEMENT: The Beneficiary must be a natural person taking in the Beneficiary's own right. A Mode of Settlement will apply to secondary Beneficiaries only if Prudential agrees in writing. Each installment to a person must not be less that $20.00. A change of Beneficiary will void any Mode of Settlement arranged before the change.

CHOICE BY BENEFICIARY: A Beneficiary being paid under a Mode of Settlement may, if Prudential agrees, choose (or change the Beneficiary's choice of) a payee or payees to receive, in one sum, any amount which would otherwise be payable to the Beneficiary's estate.

Information about Modes of Settlement is available from Prudential.

INCONTESTABILITY OF INSURANCE

This limits Prudential's use of Your statements in contesting the amount of Insurance for which You are insured. These are statements made to persuade Prudential to accept You for Insurance. They will be considered to be made to the best of Your knowledge and belief. These rules apply to each statement:

(1)  It will not be used in the contest unless:

     (a)  It is in a written instrument signed by You; and

     (b)  A copy of that instrument is or has been furnished to the Beneficiary.

(2) If it relates to Your [or Your Qualified Dependent's] insurability, it will not be used to contest the validity of the Insurance which has been in force, before the contest, for at least two years during the Covered Person's lifetime.

                         -------------------------------

89759
BBN 8100                                                                     [B]

LIMITS ON ASSIGNMENTS

Unless not allowed in the Specifications Page, You may assign Your [Employee or Dependents] Insurance under the Coverage. Any rights, benefits or privileges that You have may be assigned. This includes any right to choose a Beneficiary or to convert to another contract of insurance. An assignment must be in a signed writing. Prudential will not decide if an assignment does what it is intended to do. Prudential will not be held to know that one has been made unless it or a copy is filed with Prudential through the Employer.

This paragraph applies only to Insurance for which You have the right to name a Beneficiary, when that right has been assigned. If an assigned amount of Insurance becomes payable on account of the Covered Person's death, and at the Covered Person's death there is no Beneficiary chosen by the assignee, it will be payable to:

(1)  the assignee, if living; or

(2)  the estate of the assignee, if the assignee is not living.

It will not be payable as stated in the Beneficiary Rules.

[EFFECT OF GIFT ASSIGNMENT OF RIGHTS OF GROUP LIFE INSURANCE
UNDER ANOTHER GROUP CONTRACT

If You are eligible for the Variable Universal Life Insurance Coverage of the Group Contract on the Contract Date, You will have no rights, benefits or privileges under such Coverage if, on the day before the Contract Date, all of the following are true:

(1) You were insured for group life insurance under another group contract, and that contract was issued by Prudential or another insurance carrier to cover Employees of the Employer.

(2)  Your group life insurance under the other group contract ended.

(3) An irrevocable and absolute assignment previously made by You: (a) was in effect; and (b) was made before the other group contract ended; and (c) was of all of Your rights, benefits and privileges of the group life insurance under the other group contract.

(4) Those rights, benefits and privileges were owned by the assignee or the assignee's successor.


89759
BAS 8100                                                                     [A]

The owner of such rights of the group life insurance under the other group contract on the day before the Contract Date will be the owner of the rights, benefits and privileges You would have had under the Variable Universal Life Insurance Coverage if this section did not apply. This includes, but is not limited to, any right of assignment You would have had under the Limits on Assignments section above. The term "assignee" as used in that section includes such an owner.]

DEFINITIONS

[ACTIVE WORK REQUIREMENT: A requirement that You be actively at work at the Employer's place of business, or at any other place that the Employer's business requires You to go.]

ATTAINED AGE: The person's age [as of each Contract Anniversary.]

BUSINESS DAY: A day on which the New York Stock Exchange is open and the Securities and Exchange Commission has not restricted trading or declared an emergency.

CASH SURRENDER VALUE: The Cash Surrender Value of Your Certificate Fund is equal to the Certificate Fund on the date of surrender, less any Certificate Debt [and any transaction charge.]

CERTIFICATE DEBT: The sum of all loans under this Certificate, plus the interest charged that is not yet due and has not been added to the loans.

CERTIFICATE FUND: The total amount credited with respect to each Covered Person under this Certificate. On any date, it is equal to the sum of the amounts allocated to: (a) the variable investment options; (b) the Fixed Account; and
(c) the Loan Account.

CERTIFICATE YEAR: A period of one year measured from the effective date of Your Certificate and from each successive anniversary of that date.

CONTRACT MONTH: A period of one month measured from the Contract Date and from each successive monthly anniversary.

CONTRACT YEAR: A period of one year measured from the Contract Date and from each successive Contract Anniversary.

COVERED CLASS: Under a Coverage, the classes of [Employees] insured for [Employee] Insurance [; a Qualified Dependent of an Employee with respect to whom the Employee is insured for Dependents Insurance.]

COVERED PERSON: A person whose life is insured under this Certificate.


89759
BAS 8100                                                                     [B]

[DEPENDENTS INSURANCE: Insurance on the person of a dependent.]

[EARNINGS: This is the gross amount of money paid to You by the Employer in cash for performing the duties required by Your job. Bonuses, overtime pay, Earnings for more than 40 hours per week and other benefits are excluded.]

[EMPLOYER: The A.B.C. Company]

[EMPLOYEE: A person employed by the Employer.]

[EMPLOYEE] INSURANCE: Insurance on the person of [an Employee.]

[INJURY: Injury to the body of a Covered Person.]

INSURANCE: Variable Universal Life Coverage [(and any additional insurance benefits)] provided under this Certificate.

LOAN ACCOUNT: An account, which is part of the Covered Person's Certificate Fund, that is set up by Prudential when You take out a loan.

NET CONTRIBUTIONS: Contributions made for the Insurance by the [Employees], less the charges and expenses deducted by Prudential.

PRUDENTIAL: The Prudential Insurance Company of America.

[SICKNESS: Any disorder of the body or mind of a Covered Person, but not an Injury.]

YOU, YOUR: [An Employee; pertaining to an Employee]


89759
BAS 8100                                                                     [C]

CLAIM RULES

These rules apply to the payment of benefits under the Accidental Death and Dismemberment Coverage, and the Additional Benefit for Accidental Death as a Result of a Motor Vehicle Accident While Wearing a Seatbelt Coverage.

PROOF OF LOSS: Prudential must be given proof of loss for which claim is made under the Coverage. This proof must cover the occurrence, character and extent of that loss. It must be furnished within 90 days after the date of the loss. A claim will not be considered valid unless the proof is furnished within this time limit. However, it may not be possible to do so. In that case, the claim will still be considered valid if proof is furnished as soon as possible.

WHEN BENEFITS ARE PAID: Benefits are paid when Prudential receives written proof of the loss.

PHYSICAL EXAM: Prudential, at its own expense, has the right to examine the person whose loss is the basis of claim. Prudential may do this when and as often as is reasonable while the claim is pending.

LEGAL ACTION: No action at law or in equity may be brought to recover on the Group Contract until 60 days after the written proof described above is furnished. No such action may be brought more than [three] years after the end of the time period within which proof of loss is required.


89759
CLM 8100                                                                     [A]

WHEN INSURANCE ENDS

[EMPLOYEE AND DEPENDENTS] INSURANCE

All Variable Universal Life Coverage (including any additional insurance benefits) under this Certificate will end [on the first of these to occur:

(1) On the last day of the month in which Prudential receives notice that You cease to be in the Covered Classes for the Insurance for any reason.

(2) On the last day of the month in which Prudential receives notice that Your class has been removed from the Covered Classes for the Insurance.

(3) On the last day of the month in which Prudential receives notice that a Covered Person became insured, within 24 months of Your date of eligibility, under the Universal Life Coverage offered by the Employer.

       If You became insured for an increase in the Covered Person's Face Amount, and, within 24 months of the Effective Date of the increase, exchange the amount of the increase for an equal amount of Universal Life Coverage offered by the Employer, such increased amount under this Coverage will terminate on the date of the exchange.

(4) If the Covered Person is a Dependent Spouse, on the last day of the month in which that Spouse's Coverage ends as a result of Your Death or divorce.

(5)]   If the Insurance ends for all [Employees] of the Employer.

[(6)]  If the Group Contract ends.

[(7) If You fail to pay, when due: (a) any contribution that is required to keep the Covered Person's Insurance in force; or (b) if the Covered Person's Insurance is in default, the minimum premium contribution required to keep the Covered Person's Insurance in force, during the grace period.

(8) If the Covered Person's Insurance is Variable Universal Life and You surrender it for its Cash Surrender Value.

(9) If the Covered Person's Insurance is Variable Universal Life and the Cash Value Surrender has been used to buy Paid-Up Insurance.

Dependents Insurance under Additional Provisions for Dependents Term Life Insurance will end on the last day of the month during which the dependent ceases to be a Qualified Dependent.]


89759
BTE 8100                                                                     [A]

[END OF EMPLOYMENT: For insurance purposes, Your employment will end when You are no longer a full-time Employee actively at work for the Employer. But, the Employer may consider You as still employed in the Covered Classes during certain types of absences from full-time work. The Employer decides which Employees with those types of absences are to be considered employed, and for how long. In doing so, the Employer must not discriminate among persons in like situations.

If You stop active full-time work for any reason, You should contact the Employer at once to see what arrangements, if any, have been made to continue Your Insurance during such absences.]

[CONTINUATION OF INSURANCE: If a Covered Person's Variable Universal Life Coverage under the Group Contract would have ended because of reason (1), (2),
(4) or (5) (shown above), the Covered Person's Insurance (including any additional insurance benefits) will be continued provided the amount in the person's Certificate Fund, less any Certificate Debt, is enough to make the monthly deductions from the Certificate Fund. But, this Continuation of Insurance will not apply if:

(1) A Covered Person's Variable Universal Life Coverage under the Group Contract would have ended because of reason (4) (shown above); and

(2) The Employer replaces the Variable Universal Life Coverage under this Group Contract with another group life insurance coverage, issued by another carrier, that provides for the accumulation of cash value; or

(3) A Spouse's Variable Universal Life Coverage ended as a result of the Employee's death unless the Spouse's Coverage has been assigned.

RULES: Continuation of Insurance is subject to the following rules.

Effective Date: The Effective Date is the first day of the month after Prudential receives notice that the Covered Person's Variable Universal Life Coverage under this Certificate has ended.

Contributions: The amount of the contributions required to keep the Insurance in force will be different than the amount You have been contributing. Contributions will be payable directly to Prudential.

Increases in Face Amount: You may request an increase in the Face Amount of Insurance for a Covered Person less than age 65 provided:

(1)  The amount of the requested increase is $25,000 or more; and

(2) You give evidence of insurability satisfactory to Prudential for the Covered Person.

The Face Amount of Insurance for the Covered Person will be increased when Prudential decides the evidence is satisfactory.


89759
BTE 8100                                                                     [B]

Amount Limitation: The Amount Limitation shown in the Schedule of Benefits is replaced by the Amount Limitation shown below.

     Amount Limitation: On and after the Limiting Age (shown below), the Covered Person's Face Amount of Insurance is limited. It is the greater of: (a) five times the Covered Person's Certificate Fund just prior to the Limiting Age; and (b) $25,000. In no event will the Covered Person's Face Amount of Insurance exceed the Covered Person's Death Benefit just prior to the Limiting Age.

     The Delay of Effective Date section does not apply to this provision.

     Limiting Age: The later of: (a) age 65; and (b) the tenth anniversary of the Effective Date of the Covered Person's Variable Universal Life Coverage.

End of Continuation of Insurance: The Covered Person's Insurance (including any additional insurance benefits) will end when the first of these occurs:

(1)  The Group Contract ends.

(2) You fail to pay, when due: (a) any contribution that is required to keep the Covered Person's Insurance in force; or (b) if the Covered Person's Insurance is in default, the minimum premium contribution required to keep the Covered Person's Insurance in force, during the grace period.

(3) If the Covered Person's Insurance is Variable Universal Life, You surrender it for its Cash Surrender Value.

(4) If the Covered Person's Insurance is Variable Universal Life, the Cash Value Surrender has been used to buy Paid-Up Insurance.

[ATTAINMENT OF AGE 100: When the Covered Person attains age 100, You may elect to:

(1) surrender the Covered Person's Insurance for its Cash Surrender Value, as described under Section H. of the Variable Universal Life Coverage; or

(2)  purchase Paid-Up Insurance for the Covered Person, as described in Section
     L. of the Variable Universal Life Coverage; or

(3)  continue the Variable Universal Life Insurance for the Covered Person.

If You elect (3) above, the monthly Expense Charges for the Cost of Insurance and any additional insurance benefits will be waived. The Covered Person's death benefit will be equal to the Certificate Fund, less any Certificate Debt outstanding and any past due monthly charges.]


89759
BTE 8100                                                                     [C]

If You elect (3) above, the monthly Expense Charges for the Cost of Insurance [and any additional insurance benefits] will be waived. The Covered Person's death benefit will be equal to the Certificate Fund, less any Certificate Debt outstanding and any past due monthly charges.]

[END OF EMPLOYMENT: Your employment will end when You are no longer a full-time employee actively at work for the Employer. But, for Insurance purposes, the Employer may consider You as still employed in the Covered Classes during certain absences from full-time work. The Employer decides which Employees with those types of absences are to be considered employed, and for how long. In doing so, the Employer must not discriminate among persons in like situations.

If You stop active work for any reason, You should contact the Employer at once to see what arrangements, if any, have been made to continue Your Insurance during such absences.

CONTINUATION OF INSURANCE: If a Covered Person's Variable Universal Life Coverage under the Group Contract ends because You are no longer in the Covered Class for the Insurance, You may elect to continue the Covered Person's Insurance (including any additional insurance benefits) on a direct-billing basis.

Prudential will give You a written election notice of the right to continue the insurance. If You wish to continue the Insurance, the election notice must be completed and returned to Prudential, along with any required contribution, within 61 days after the date the Insurance would have ended. Contributions will be payable directly to Prudential.

This continuation of Insurance will not apply if the Insurance ends because the Contract Holder replaces the Group Variable Universal Life Coverage under this Group Contract with another group life insurance coverage, issued by another carrier, that provides for the accumulation of cash value. In that case, Prudential will pay to the succeeding carrier the Cash Surrender Value of the Covered Person's Certificate Fund. If You are not eligible for such coverage, or if You choose not to be covered for such coverage, Prudential will pay to You the Cash Surrender Value of the Covered Person's Certificate Fund. However, if the Cash Surrender Value of the Covered Person's Certificate Fund is $1,000 or more, You may elect to continue the Covered Person's Insurance on a direct-billing basis, as described above.]


89759
BTE 8100                                                                     [D]